Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement of Infinity Energy Resources, Inc. (the “Registrant”) on Form S-3, of our report dated March 13, 2005, except for Notes 7, 8 and 16, which are as of March 23, 2005, relating to the consolidated financial statements of Infinity, Inc., predecessor of the Registrant, appearing in the Infinity, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the caption “Experts” in this Registration Statement.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC
September 12, 2005
Denver, Colorado